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                                 Exhibit 99.1


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                              FFLC BANCORP, INC.


HOLDING COMPANY FOR
FIRST FEDERAL SAVINGS BANK OF LAKE COUNTY
P.O. BOX 490420  LEESBURG, FLORIDA  34749-0420
TELEPHONE:  (352) 787-3311 - FAX:  (352) 787-7206


FOR IMMEDIATE RELEASE               CONTACT:    STEPHEN T. KURTZ
OCTOBER 7, 1996                                 PRESIDENT & CEO

FFLC BANCORP, INC., RELEASES EFFECT OF ONE-TIME SAIF ASSESSMENT ON THIRD QUARTER EARNINGS.

LEESBURG, FLORIDA. FFLC Bancorp, Inc., the holding company for First Federal Savings Bank of Lake County, has released the following statement regarding the recent developments concerning federal deposit insurance premiums.

Deposits at both savings institutions and commercial banks are insured up to $100,000 by the Federal Deposit Insurance Corporation (FDIC). The FDIC maintains two funds; the Savings Association Insurance Fund (SAIF) which insures deposits in most savings institutions, and the Bank Insurance Fund (BIF) which insures deposits in commercial banks. To provide deposit insurance, savings institutions and commercial banks pay deposit insurance premiums into their respective funds at the FDIC.

The annual premiums for the members of the two funds vary and are designed to build each of the funds to the 1.25 reserve ratio designated in the Federal Deposit Insurance Act. The BIF fund reached the designated reserve ratio in 1995 and, since June of last year, commercial banks have paid only minimal premiums. Savings institutions have been required to continue paying high premiums in part because a substantial portion of SAIF premiums are used to pay interest on so-called  FICO bonds issued in the  government's  first  attempt to resolve the savings and loan crisis in the late 1980s. Suffice it to say, savings institutions have been working diligently to resolve the competitive disadvantage resulting from the premium disparity.

On September 30, 1996, President Clinton signed into law a $389 billion appropriations bill. Within that law are provisions that specifically address the deposit insurance situation. The new law requires savings institutions nationwide to pay a special one-time SAIF assessment of $4.7 billion to fully capitalize the SAIF fund. First Federal's portion of that special assessment is estimated at $1.65 million or $.64 per share, and that amount will be reflected in the third quarter financial results for both First Federal and FFLC Bancorp. While that one-time assessment results in a significant charge against the company's third quarter earnings, approximately $1.0 million after-tax, or $.40 per share, the Company will gain substantial benefits over the long term.



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As a  result  of  SAIF  becoming  fully  capitalized,  First  Federal's  deposit insurance premiums in the future will be greatly reduced. The annual deposit insurance premium currently paid by First Federal is $.23 per $100 of deposits. Beginning in 1997, the premium will fall to $.064 per $100 of deposits, a decline of 72%. Based upon First Federal's current level of deposits, the deposit insurance premium will decline from approximately $640,000 annually to about $180,000, a savings of $460,000 per year. Thus, in less than four years, First Federal will recover the cost of the special one-time assessment in the form of lower deposit insurance premiums.

As a result of the special one-time assessment, FFLC Bancorp will show a loss of approximately $223,000, or $.09 per share, for the third quarter of 1996. Without the special assessment, the company's quarterly profit would have been $810,000, or $.31 per share. That amount would have represented an increase of $42,000, or 5.5% above earnings for the same quarter of 1995. FFLC Bancorp's year-to-date earnings total $1.4 million, or $.54 per share, despite the cost of the special assessment.

The resolution of this situation results from the efforts of the Chairman of the Federal Reserve, the Chairman of the FDIC, the Treasury Department, the Clinton administration, and Congress. Banking trade groups have also been active throughout, and a consensus was finally reached by all parties. It is significant that this solution comes at no cost to taxpayers.

Even though savings institutions will still pay a deposit insurance rate nearly five times higher than commercial banks, we are pleased to have our deposit insurance premiums lowered substantially. It is our belief that this change will provide long term benefit to both the Company's stockholders and the Savings Bank's depositors.

First Federal Savings Bank of Lake County conducts business in Lake and Sumter Counties, Florida, with a network of eight branch offices. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol "FFLC". FFLC Bancorp expects to issue a press release for the full third quarter results on Thursday, October 10, 1996.